Exhibit 5.1

February 16, 2006

Monster Worldwide, Inc.

622 Third Avenue

New York, New York  10017

Re:          Monster Worldwide, Inc. 401(k) Savings Plan

Ladies and Gentlemen:

You have requested my opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by you with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 5,000,000 shares of your common stock, par value $0.001 per share (the “Shares”), which may be issued in connection with the Monster Worldwide, Inc. 401(k) Savings Plan (the “Plan”).

On the basis of such investigation as I have deemed necessary, I am of the opinion that the Shares when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Myron F. Olesnyckyj
Myron F. Olesnyckyj, Esq.